Exhibit 10.36

Tandy Brands Accessories, Inc.

2013 Performance Unit Award Agreement

This award agreement ("Award Agreement") sets forth the terms and conditions of the 2013 Performance Unit Program (the "Program") which is governed by the Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the "Plan"). This Award Agreement, together with the Plan, govern the rights under the Program with respect to the performance-based unit (each, a "Performance Unit") Awards granted under this Award Agreement, and set forth all of the conditions and limitations affecting such rights.  Terms used in this Award Agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Plan.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan's terms shall supersede and replace the conflicting terms of this Award Agreement.  For purposes of this Award Agreement, "Company" means Tandy Brands Accessories, Inc., its affiliates, and/or its subsidiaries.

Award and Program Provisions

1.	Performance Units Granted: The Committee hereby grants «Units_Granted» Performance Units to «Grantee» (the "Participant").

2.	Date of Grant: ___________, 20___ (the "Date of Grant").

3.	Performance Cycle. The performance cycle commences on the Date of Grant and ends on June 30, 2014 (the "Performance Cycle").

4.
Performance Unit.  The value of a single Performance Unit shall equal $_____.  Each Performance Unit shall be comprised 50% of cash and 50% of phantom shares of the Common Stock of the Company, subject to adjustment in accordance with Section 14 of this Award Agreement.  The number of phantom shares of Common Stock attributable to the Award shall be determined based upon the Fair Market Value of the Common Stock of the Company as of the Date of Grant, which was $______.

5.
Performance Measure – Earnings Per Share. Earnings Per Share ("EPS") shall be determined by dividing the Company's consolidated net income or loss for each twelve-month period, which shall begin each July 1 and end on the following June 30, in the Performance Cycle (each, a "Performance Year") by the number of shares of Common Stock outstanding as of the last day of the applicable Performance Year.  All amounts necessary to calculate EPS for each Performance Year shall be determined in accordance with generally accepted accounting principles in the United States and, to the extent possible, based on disclosures in the Company's consolidated financial statements; provided, however, with respect to the determination of:

(a)	consolidated net income or loss, the Company's consolidated financial statements shall be adjusted to exclude, as applicable, the following possible actions or effects:

(i)	the cumulative effect(s) of changes in accounting principles;

(ii)	extraordinary items;

(iii)	recognized capital gains or losses; and

(iv)	such one-time, non-operating items as determined by the Board; and

(b)	the number of shares of Common Stock outstanding, the calculation shall:

(i)
be made in accordance with the provisions of Financial Accounting Standards Board Statement No. 128, "Earnings per Share," as amended and interpreted as of the Date of Grant, without regard to subsequent revisions, amendments, interpretations, or replacements; and

(ii)	exclude the effects, if any, during the Performance Cycle of:

(A)	the issuance of securities in connection with the acquisition of assets or a business;

(B)	the declaration or payment of a stock dividend;

(C)	any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock; or

(D)	other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company.

6.
Amount of Performance Unit Award Earned:  If not previously forfeited, as of the end of the Performance Cycle and upon the Company’s public disclosure of its financial results for the last Performance Year of the Performance Cycle, the Participant shall vest in and have a nonforfeitable right to the percentage of Performance Units that equals the average of the Achievement Percentages attained for each Performance Year in the Performance Cycle that corresponds with the EPS Performance Level Achieved for each such year as set forth in the table below.

		EPS Performance Level Achieved (Income (Loss))
	Performance Year Ending June 30,	Threshold	Target	Maximum
	2013	$_____	$_____	$_____
Achievement Percentage		50%	100%	200%
	2014	$_____	$_____	$_____
Achievement Percentage		50%	100%	200%

The Achievement Percentage for each Performance Year shall be interpolated to the actual EPS achieved for that Performance Year; provided, however, that if the actual EPS achieved for any Performance Year is (i) less than the corresponding threshold level set forth above, the Achievement Percentage for such Performance Year shall be 0% or (ii) greater than the corresponding maximum level set forth above, the Achievement Percentage for such Performance Year shall be 200%.

As described above, the percentage of Performance Units that shall vest at the end of the Performance Cycle shall be calculated by averaging the Achievement Percentages attained for each Performance Year in the Performance Cycle.  By way of example, but not limitation:

•
If the actual EPS Performance Level Achieved for each of 2013 and 2014 was $____ and $____, respectively, the corresponding Achievement Percentages for each of 2013 and 2014 would be ______% and _____%, respectively.

•	Based on the foregoing, the percentage of Performance Units that would vest at the end of the Performance Cycle would be the average of the Achievement Percentages, or _______%.

•	As a result, the Performance Units earned would equal _______ multiplied by ______%, or _____ Performance Units.

•
Of the _____ Performance Units earned, the Participant would be entitled to receive (a)  $_____ (calculated by multiplying _____ Performance Units by $_____ and multiplying the product by 50%), and (b) $_____ (calculated by multiplying _____ Performance Units by $_____ and multiplying the product by 50%, then, dividing by $_____, the Fair Market Value of the Company's Common Stock as of the Date of Grant, and then, multiplying by $_____, the Fair Market Value of the Company's Common Stock as of the end of the Performance Cycle).  For purposes of this example, we are assuming a Fair Market Value of $_____ as of the end of the Performance Cycle.

7.
Settlement of Award: The Performance Units which vest pursuant to Section 6 of this Award Agreement shall be settled, in cash, by the Company as provided in Section 9 of this Award Agreement.  Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, settle all or any portion of the phantom shares attributable to the Award in shares of Common Stock of the Company.

8.
Eligibility for Earned Performance Units:  A Participant will be eligible to receive Performance Units in which the Participant has a vested interest pursuant to Section 6 of this Award Agreement only if:

(a)	The Participant was approved as a participant for the Performance Cycle; and

(b)	(i)	The Participant:

(A)	continues to be employed by the Company through the end of the Performance Cycle; or

(B)
experiences a Termination of Service during the Performance Cycle due to death, Total and Permanent Disability or Retirement.

For the purposes of this Agreement, "Retirement" shall mean any Termination of Service solely due to retirement upon attainment of age 65, permitted Early Retirement as determined by the Committee, or Termination of Service by the Company without Cause.  Early Retirement shall mean the Participant's Termination of Service with the Company: (i) after attainment of age 55, but before attainment of age 65; and (ii) after completion of 15 years of service.  "Cause" shall mean the Participant's commission of any of the following: (1) violation of any restrictive covenant in any applicable employment, bonus or similar agreement with the Company, provided that such act shall have been detrimental to the Company; (2) Participant’s willful misconduct, malfeasance, negligence in the performance or intentional nonperformance of any of

Participant’s material duties and responsibilities hereunder; (3) Participant’s dishonesty or fraud with respect to the business, reputation or affairs of the Company; (4) fraud, misappropriation or embezzlement of funds or other property of the Company, (5) Participant’s conviction of a felony crime which, in the opinion of the Board, brings Participant or the Company into disrepute or causes harm to the Company’s business, customer relations, financial condition or prospects, or (6) violation of any statutory or common law duty of loyalty to the Company.  For purposes of this Agreement, no act, or failure to act, on the part of the Participant shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company; or

(ii)	There is a Change of Control of the Company during the Performance Cycle.

If the Participant experiences a Termination of Service due to death, Total and Permanent Disability, or Retirement during the Performance Cycle, the Participant shall be eligible to vest in a fraction of the number of Performance Units in which the Participant may have otherwise vested under Section 6 of this Award Agreement for the Performance Cycle had the Participant remained employed until the end of the Performance Cycle.  The fraction of the number of Performance Units in which the Participant will vest in connection with the Participant's Termination of Service due to death, Total and Permanent Disability, or Retirement will be determined using a numerator which equals the number of complete Performance Years that have elapsed since the beginning of the Performance Cycle as of the date of the Participant's Termination of Service and a denominator which is equal to the number of Performance Years in the Performance Cycle.  In the event such pro-ration results in the Participant vesting in a fractional number of Performance Units, the number of Performance Units in which the Participant will vest will be rounded up to the nearest whole number.

Except as otherwise provided in this Award Agreement, all Performance Units that are not vested in connection with a Participant's experiencing a Termination of Service as a result of the Participant's death, Total and Permanent Disability, or Retirement shall be forfeited to the Company.  In the event of a Participant's death, the Participant's beneficiary or estate shall be entitled to the Performance Units to which the Participant otherwise would have been entitled under the same conditions as would have been applicable to the Participant.

If there is a Change of Control of the Company during the Performance Cycle, the Participant shall vest in and have a nonforfeitable right to 100% of the Performance Units granted under Section 1 of this Award Agreement without regard to the actual Achievement Percentage attained for any Performance Year.

9.	Time of Payment: Settlement of the Performance Units which vested pursuant to Section 6 of this Award Agreement, will be made:

(a)
To a Participant who (i) experiences a Termination of Service as a result of the Participant's death, Total and Permanent Disability, or Retirement during the Performance Cycle, or (ii) remains employed with the Company for the entire Performance Cycle, as soon as administratively practicable following the end of the Performance Cycle, but not later than the last day of the calendar year in which the Performance Cycle ends.

(b)
In connection with a Change of Control during the Performance Cycle, as soon as practicable following the date on which such Change of Control event occurs, but not later than the March 15th immediately following the end of the calendar year in which such event occurs.

10.
Termination of Service for Other Reasons:  In the event a Participant experiences a Termination of Service during the Performance Cycle by the Company for any reason other than those reasons set forth in Section 8, this entire Award shall be forfeited and no payment shall be made to the Participant under this Award Agreement.

11.
Nontransferability:  During the Performance Cycle, Performance Units awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated ("Transfer"), other than by will or by the laws of descent and distribution, except as provided in the Plan.  If any Transfer, whether voluntary or involuntary, of Performance Units is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Units, the individual's right to such Performance Units shall be immediately forfeited to the Company, and this Award Agreement shall lapse.

12.
Community Interest of Spouse:  The community interest, if any, of the spouse of a Participant in any of the Performance Units shall be subject to all of the terms, conditions and restrictions of this Award Agreement and the Plan, and shall be forfeited to the Company upon the occurrence of any of the events requiring the Participant's interest in such Performance Units to be so forfeited pursuant to this Award Agreement.

13.
Creditor Rights:  A Performance Unit represents an unsecured promise of the Company to pay cash in the future.  Until the Performance Units have vested, the Participant shall have no rights under this Award Agreement.  Notwithstanding the foregoing, the Participant’s rights under this Agreement do not exceed that of a general unsecured creditor of the Company.

14.
Adjustments: In the event that the outstanding shares of Common Stock are modified or exchanged by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend or combination of shares of Common Stock or other event described in the Plan, then, subject to the requirements of Section 409A of the Internal Revenue Code, the aggregate number of phantom shares of the Common Stock subject to this Agreement shall be automatically adjusted such that Employee's proportionate interest shall be maintained as before the occurrence of such event.  Any such adjustment shall be made by the Committee and shall be final and binding upon the Participant, the Company and all other interested persons.

15.
Requirements of Law: The granting of Performance Units under the Program and Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

16.
Tax Withholding: With respect to withholding required upon any taxable event arising under this Award Agreement, by execution of this Award Agreement or any related acknowledgement, the Participant shall be deemed to have authorized the Company to withhold from the cash to be paid as a result of the Participant's vesting in the Performance Units, the cash necessary to satisfy the Participant's minimum required withholding, if any.  The amount of the minimum required withholding and the cash required to satisfy Participant's minimum required withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be calculated as of the day the liability is determined by the Company.  Notwithstanding the foregoing, the Company may require that the Participant satisfy any required withholding by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Award Agreement shall be conditioned on the Participant's satisfaction of any required withholding.

17.
Administration: This Award Agreement and the rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the Award Agreement, all of which shall be binding upon the Participant.

18.
No Right to Future Grants; No Right of Employment or Continued Employment: In accepting the Award granted hereunder, the Participant acknowledges that: (a) the Plan and this Program are established voluntarily by the Company, they are discretionary in nature and they may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the Award is voluntary and occasional and does not create any contractual or other right to receive future Awards; (c) all decisions with respect to future Awards, if any, will be at the sole discretion of the Company; (d) the Participant's participation in the Program and Plan is voluntary; (e)  the Award is treated as incentive pay, and is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (f) in the event that a Participant is an employee of the Company, the Award will not be interpreted to form an employment contract or relationship with the Company; (g) this Award shall not confer upon an individual any right to continuation of employment by the Company, nor shall this Award interfere in any way with the Participant's or the Company's right to terminate employment at any time; and (h)  except as otherwise specifically provided under this Award Agreement, in the event of the termination of a Participant's employment by the Company for any reason, the right to receive cash under this Award Agreement, if any, will terminate effective as of the date that the Participant is no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).

19.
Amendment to the Plan: The Company may terminate, amend, or modify the Plan and this Program; provided, however, that no such termination, amendment, or modification of the Plan or this Program may in any way adversely affect a Participant's rights under this Award Agreement, without the consent of the Participant (or, in the event of the Participant's death, his distributee).

20.
Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

21.
Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Texas without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Texas.

22.
Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

23.
Settlement in Shares.  In the event the Company exercises its discretion and issues shares of Common Stock of the Company in settlement of all or any portion of the phantom shares attributable to this Award, evidence of the issuance of the shares of Common Stock may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of the Participant or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.  In the event the shares of Common Stock issued pursuant to this Award Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that the Participant is prohibited from entering into any transaction, which would violate any such restrictions, until such restrictions lapse.  The Participant shall have no rights of a stockholder of the Company (e.g., no right to vote the shares of Common Stock underlying the Performance Units or to receive any dividend or dividend equivalent thereon) until such shares of Common Stock of the Company have been issued pursuant to this Section 23.  The Participant acknowledges that the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty.

24.
Lapse of Option.  This Agreement shall be null and void in the event Participant shall fail to sign and return a counterpart hereof to the Company within thirty (30) days of its delivery to Participant.

25.	No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

26.	Entire Agreement. The Plan and this Agreement (including the Participant's Acknowledgment hereto) constitute the entire contract between the parties hereto with regard to the subject matter hereof.

IN CONSIDERATION FOR THE FOREGOING, the Company and Participant hereby agree to be bound by the terms of this Agreement and cause these presents to be duly executed effective as of the Date of Grant.

Accepted and Agreed:

TANDY BRANDS ACCESSORIES, INC.

By:
Name:
Title:

The Participant's acceptance of this Agreement is evidenced on the attached Acknowledgment.

Tandy Brands Accessories, Inc.
2013 Performance Unit Award Acknowledgement

**If this Acknowledgement is not dated, signed and returned as requested below, the award of Performance Units pursuant to the Award Agreement attached will be null and void and there will be no substitute award of Performance Units.**

Please acknowledge your agreement to participate in the Tandy Brands Accessories, Inc. 2002 Omnibus Plan (the "Plan"), receive performance-based units ("Performance Units") under the 2013 Performance Unit Award Agreement ("Award Agreement"), attached, and to abide by all of the governing terms and provisions, by signing the following acknowledgement and agreement ("Acknowledgement") and returning it to the Chief Financial Officer of Tandy Brands Accessories, Inc. at 3631 West Davis Street, Dallas, Texas 75211 within thirty days of receipt.  For purposes of this Acknowledgement, "Company" means Tandy Brands Accessories, Inc., its affiliates, and/or its subsidiaries.

Agreement to Participate

By signing this Acknowledgement and returning it to the Chief Financial Officer of Tandy Brands Accessories, Inc., I acknowledge that I have read the Plan and the Award Agreement dated __________, 20___, and that I fully understand all of my rights under the Plan and the Award Agreement, as well as all of the terms and conditions which may limit my eligibility to retain or receive the Performance Units, or any cash payable or shares issuable, to me pursuant to the Plan and the Award Agreement.

I further acknowledge and agree that the Performance Units subject to the Award Agreement shall vest and the restrictions resulting in the forfeiture of the Performance Units shall lapse, if at all, only during the period of my service to the Company or as otherwise provided in the Award Agreement (not through the act of being granted the Performance Units).

I further acknowledge and agree that nothing in the Award Agreement or the Plan shall confer on me any right with respect to future awards or continuation of my service to the Company.

I acknowledge receipt of a copy of the Plan, represent that I am familiar with the terms and provisions thereof, and hereby accept the Award subject to all of the terms and provisions hereof and thereof.  I have reviewed the Award Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Acknowledgement, and fully understand all provisions of this Acknowledgement, the Award Agreement and the Plan.

I further acknowledge that the tax consequences associated with the Performance Units under the Award Agreement are complex and that the Company has urged me to review the federal, state, and local tax consequences of the award of Performance Units under the Award Agreement with my own tax advisors.  I am relying solely on such advisors and not on any statements or representations of the Company or any of its employees or agents.  I understand that I, and not the Company, shall be responsible for my own tax liability that may arise as a result of the Award Agreement.

Date:
«Grantee»